Exhibit 99.1

Jerry Bruckheimer Joins Skillz Board of Directors

Bruckheimer’s appointment set to accelerate media industry shift towards interactive entertainment

SAN FRANCISCO – February 24, 2021 – Skillz (NYSE: SKLZ), the leading mobile games platform bringing fair competition to players worldwide, today announced that famed film and television producer Jerry Bruckheimer has joined its board of directors. The appointment marks the first time that Bruckheimer has accepted a position on a public company board and comes less than three months after Skillz debuted on the New York Stock Exchange as the first publicly traded mobile esports platform.

“Skillz puts the excitement and competitive drama of esports into the hands of billions of people around the world,” said Bruckheimer, “and I’m excited to join the company defining the future of interactive entertainment.”

Bruckheimer has a deep track record of success across the entertainment spectrum. His films have collectively grossed more than $18 billion, ranking him among the top five producers of all time. He is the co-founder and co-majority owner of the National Hockey League franchise, the Seattle Kraken. Bruckheimer also served on the board of directors for privately-held Zenimax Media, the creator of hit gaming franchises Doom, Fallout, and Elder Scrolls. Zenimax was acquired by Microsoft in 2020 for $7.5 billion.

“Jerry has a unique ability to create blockbuster experiences that captivate global audiences and enrich the lives of billions of people,” said Andrew Paradise, CEO and founder of Skillz. “With Skillz, Jerry will have an interactive canvas to reach and engage his biggest audience yet.”

The mobile gaming industry is now almost twice the size of movies and is expected to more than double by 2025 to surpass $150 billion in revenue. Skillz is leading the gaming industry into the future, enabling players around the world to engage in fun and fair competition.

About Skillz Inc.

Skillz is the leading mobile games platform that connects players in fair, fun, and meaningful competition. The Skillz platform helps developers build multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide, and distributes millions in prizes each month. Skillz has earned recognition as one of Fast Company’s Most Innovative Companies, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, and the #1 fastest-growing company in America on the Inc. 5000. www.skillz.com

About Jerry Bruckheimer

Perhaps the most successful film and television producer of all time, Jerry Bruckheimer’s productions include the monumentally successful films “Pirates of the Caribbean,” “National Treasure,” “Bad Boys,” and “Beverly Hills Cop” franchises, “Black Hawk Down,” “Pearl Harbor,” “Remember the Titans,” “Armageddon,” “The Rock,” “Crimson Tide,” “Top Gun” and “Flashdance.” Bruckheimer created “CSI: Crime Scene Investigation,” which quickly became the number one show on television, and launched three successful spin-offs. Bruckheimer also produced “Without a Trace,” “Cold Case,” and ten-time Emmy Award-winning “The Amazing Race.”

In a career spanning more than 40 years, Bruckheimer’s films have collectively grossed more than $18 billion including box office and ancillary sales. His projects have been honored with 43 Academy Award nominations, 6 Oscars, 8 Grammy Award nominations, 5 Grammys, 23 Golden Globe nominations, 4 Golden Globes, 140 Emmy Award nominations, 23 Emmys, 36 People’s Choice nominations, 15 People’s Choice Awards, and numerous MTV Awards, including one for Best Picture of the Decade for “Beverly Hills Cop.”

Media Contact

skillz@methodcommunications.com

Source: Skillz Inc.